Exhibit 10.5

            J. C. PENNEY COMPANY, INC. 2001 EQUITY COMPENSATION PLAN


                        NOTICE OF RESTRICTED STOCK AWARD
                 -- ---- NON-ASSOCIATE DIRECTOR ANNUAL GRANT --




NON-ASSOCIATE DIRECTOR:
-------------------------
                Restricted Stock Award

                Date of Grant




TERMS AND PROVISIONS OF GRANT:
-----------------------------


The attached Plan Prospectus for the 2001 Equity Compensation Plan, approved by stockholders on May 18, 2001contains all of the terms and provisions of the above restricted stock grant. The shares awarded may not be sold, assigned, pledged or otherwise encumbered or disposed of prior to the Director's separation from Board service. If a Director's separation from Board service is for any reason other than a Qualified Termination as defined in the Plan, the restricted stock award will be forfeited or canceled.